EXHIBIT 23

                         Consent of Independent Auditors
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                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Commercial Properties 1, L.P. of our report dated February 5, 1999, included in the 1998 Annual Report to Shareholders of Commercial Properties 1, L.P. and Consolidated Ventures.

Our audit also included the financial statement schedule of Commercial Properties 1, L.P. and Consolidated Ventures listed in Item 14(a). This schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                /s/ERNST & YOUNG  LLP

New York, New York
February 5, 1999